Exhibit 99.1

VASCO Strengthens Position in E-Signature and Identity Verification Markets with Acquisition of Leading Customer Onboarding Provider Dealflo

Improves competitive position of e-signature offering with end-to-end financial transaction management and consumer financial agreement automation

CHICAGO and LONDON, May 30, 2018 – VASCO Data Security, Inc. (NASDAQ: VDSI), a global leader in digital identity security, transaction security and business productivity, today announced it has acquired privately-held Dealflo for £41 million in cash. In a separate press release today, VASCO introduced its Trusted Identity (TID) platform and announced its name is changing to OneSpan.

Dealflo is a rapidly growing and leading provider of identity verification and end-to-end financial agreement automation solutions. Its flexible workflow management system automates the full lifecycle of customer onboarding by providing a flexible and automated application process, integration of third- party identity verification services, tailored and configurable contract generation, e-signature capture and secure vaulting. Dealflo has achieved significant success in providing onboarding solutions to the consumer and asset financing sectors primarily in the U.K.

“The combination of two leading providers of solutions for agreement automation creates a strong offering for customer onboarding,” said Aite Group’s Retail Banking and Payments Research Director, Julie Conroy. “Financial institutions in particular have a growing demand for onboarding automation solutions and coming from OneSpan, a leading provider in the financial services industry, this will make for a very compelling offering in the market.”

Dealflo’s agreement automation platform provides a flexible API that facilities the integration of multiple third party solutions for each step of the financial transaction management process. Dealflo has partnerships with leading identity verification providers Equifax, iovation (being acquired by TransUnion), Mitek, and GB Group, as well as OneSpan Sign (formerly eSignLive). OneSpan will continue to support these relationships and plans to increase the number of e-sign partnerships as it expands Dealflo’s presence globally.

“This acquisition will enable us to grow our subscription revenue and Dealflo’s technology will be a major differentiator for our eSignLive solution,” said VASCO CEO, Scott Clements. “In addition, Dealflo’s identity verification capabilities will allow us to accelerate the launch of our TID platform based onboarding, identity and anti-fraud solutions.”

There are significant synergies between the companies. Dealflo is headquartered in London with its development center in Montreal, the home of OneSpan’s largest development center. In addition, OneSpan Sign is already integrated into Dealflo’s platform and more than half of Dealflo’s customers are also OneSpan’s, including leading financial institutions and organizations such as BMW, Santander, BNP Paribas and Mercedes Benz.

“The entire Dealflo team is thrilled that we are joining a leader in the financial services segment that can accelerate growth of our solution and expand into new regions where OneSpan is very well- established,” stated Dealflo Founder and CEO, Abe Smith. “We have a deep history with OneSpan Sign and look forward to working together and expanding our integration into OneSpan’s powerful and innovative Trusted Identity platform.”

2018 Guidance Update

As a result of the transaction, OneSpan has revised its guidance for the full-year 2018 as follows:

•	Revenue is expected to be in the range of $201 million to $211 million; and
•	Adjusted EBITDA is expected to be in the range of $15 million to $19 million.

Clements added, “While our revised guidance reflects the near-term financial impact of acquiring an early-stage technology platform, we see tremendous opportunity to leverage this strategic addition and deliver significant long-term revenue and EBITDA growth in the years to come.”

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified, open platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

About Dealflo

Dealflo provides end-to-end financial agreement automation services and processes billions of financial transactions annually in a single service. Dealflo reduces risk and cost, increases conversion and improves user experience by automating the entire process. Dealflo users are protected by ensuring that all agreements fully comply with the mandated process whether being signed online, in a retail store or alongside an intermediary. It increases enforceability with the strongest evidence available, meaning less risk from a legal, compliance and financial perspective. It has operations across North America and EMEA, and is headquartered in London.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions; our expectations, beliefs, plans, operations and strategies relating to our acquisition of Dealflo; and our expectations regarding our financial performance in the future. Forward- looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward- looking statements. Factors that could materially affect our business and financial results include, but are not limited to, market acceptance of our products and solutions and competitors’ offerings, the potential effects of technological changes, our ability to effectively identify, purchase and integrate acquisitions, the execution of our transformative strategy on a global scale and the increasing frequency and sophistication of hacking attacks, as well as those factors set forth in our Form 10K (and other forms) filed with the Securities and Exchange Commission. Our SEC filings and other important information can be found on the Investor Relations section of our website at ir.vasco.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release.

Investor contact:

Joe Maxa

Director of Investor Relations

+1-612-247-8592

joe.maxa@onespan.com

Media contact:

Sarah Hanel

Director of Global Corporate Communications

+1-312-871-1729

sarah.hanel@onespan.com